Exhibit 99.1

News Release

2700 Lone Oak Parkway
Eagan MN 55121-1534
nwa.com
612-726-2331

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES REPORTS SECOND QUARTER 2008

FINANCIAL RESULTS

$170 million net income excluding impact of non-cash accounting charges

$3.3 billion in unrestricted liquidity at quarter end

Northwest/Delta merger closing anticipated 4th quarter 2008

EAGAN, Minn. - (July 23, 2008) – Northwest Airlines Corporation (NYSE: NWA) today reported a second quarter 2008 net loss of $377 million, or $1.43 per share.  Reported results include a net non-cash impairment charge of $547 million and a $250 million gain associated with marking-to-market out-of-period fuel hedges.  These results compare to the second quarter of 2007 when Northwest reported net income of $2.1 billion, which included $1.9 billion related to reorganization items.

Excluding the net non-cash impairment charge, Northwest reported second quarter 2008 net income of $170 million versus the second quarter of 2007 when the airline reported net income of $205 million before the impact of reorganization items.

Excluding taxes and out-of-period mark-to-market adjustments on fuel hedges, Northwest paid $3.45 per gallon for jet fuel in the second quarter compared to $2.04 a gallon in the second quarter of 2007, an increase of 69.3 percent.  Northwest’s total fuel costs, excluding out-of-period hedge gains, increased by $637 million versus the prior year.

In commenting on second quarter results, Doug Steenland, Northwest’s president and chief executive officer said, “The unprecedented run-up in oil prices continues to pose great challenges for Northwest Airlines and the entire airline industry.  In response, we have acted swiftly to reduce capacity, preserve liquidity, aggressively manage our costs and grow revenue through fare actions and additional fees and charges.”

Northwest and Delta Progress Toward DOJ Approval and Integration; Merger Expected to Close in 4th Quarter 2008

In April, Northwest announced an agreement to merge with Delta Air Lines.  This merger is even more compelling in the current environment and brings together two airlines that have both successfully restructured and have unique and non-replicable assets.

Since the merger announcement, integration planning teams comprised of leaders from both Northwest and Delta have been created.  These teams are making significant progress in the efforts to integrate the two carriers after the merger closes, which is expected to occur in the 4th quarter of 2008.

Since the merger announcement in April, the following progress has been made:

•                  Joint pilot contract.  Northwest and Delta announced that, subject to ratification, a joint pilot agreement that includes full seniority integration will be in place by the close of the merger.

•                  Combined Corporate Leadership Team.  Northwest and Delta recently announced the Senior Leadership team that will lead the new combined carrier when the merger is closed.  Additionally, key Northwest and Delta leaders were identified who will continue to lead the two teams as the two airlines transition to a single operating certificate over the next 18-24 months.

•                  Shareholder approval vote.   It was announced that the shareholder approval vote for the merger will take place at Northwest’s annual meeting on September 25th.

•                  Increased annual synergies estimate.  Northwest and Delta increased to $2.0 billion the estimate of annualized steady-state synergies created by the merger.

•                  Decreased one-time transition costs.  The estimated one-time transition costs of the merger have been reduced to $600 million.

Steenland said, “When we first contemplated this merger at the end of 2007, as oil was approaching $100 a barrel, we knew then that the right transaction would better position us to cope with the fuel challenges that lay ahead.  Based on our due diligence, this deal met all the tests of the right transaction – one that would benefit our employees, customers, shareholders and communities over the long-term.  Now, given the current fuel environment, the merger makes even more sense as the resulting synergies and cost-savings will better allow the combined carrier to manage through these challenges as a stronger, global competitor.”

Upon completion of the transaction, the merged carrier will benefit from among the following competitive advantages: a global, end-to-end network with little overlap; proven joint venture relationships across the Trans-Atlantic; a strong balance sheet and competitive cost structure; significant revenue and cost synergies; manageable integration costs and the harmonious integration of employee groups.

Steenland concluded, “Unlike previous airline mergers, Northwest-Delta is a merger of choice. Northwest and Delta are the two strongest network airlines, with the strongest balance sheets, liquidity positions and best-in-class cost structures in the industry.”

Second Quarter Financial Overview

Operating Revenues

Northwest’s operating revenues for the second quarter rose to $3.6 billion, up 12.4 percent from last year.  Consolidated passenger revenue increased by 10.0 percent versus the second quarter 2007 to $3.1 billion on 3.6 percent more available seat miles (ASMs), resulting in a 6.1 percent improvement in revenue per available seat mile (RASM).  This revenue growth was among the best in the industry during the quarter.  Excluding the impact of fresh-start accounting, consolidated RASM increased 4.7 percent.

Mainline passenger revenue increased by 5.4 percent versus the second quarter 2007 to $2.6 billion on 0.1 percent more mainline available seat miles (ASMs), resulting in a 5.3 percent improvement in revenue per available seat mile (RASM) and a 0.1 percentage point increase in load factor.  Excluding the impact of fresh-start accounting, mainline RASM increased 3.8 percent.

	Second Quarter 2008 vs. Second Quarter 2007 - Inc/(Dec)
	Domestic		Pacific		Atlantic		Mainline		Consolidated

Passenger Revenue	(1.2	) %	9.7%		28.0%		5.4%		10.0%

Passenger Unit Revenue	5.9%		10.8%		(0.2	) %	5.3%		6.1%

Yield	5.0%		9.1%		4.8%		5.3%		6.6%

Capacity	(6.7	) %	(0.9	) %	28.1%		0.1%		3.6%

Load Factor	0.7	pts	1.4	pts	(4.2	) pts	0.1	pts	(0.4	) pts

Commenting on the airline’s revenue performance, Tim Griffin, Northwest’s executive vice president of marketing and distribution said, “Northwest continues to deliver strong revenue performance. The airline achieved a length-of-haul adjusted domestic RASM that is 111.4 percent of the industry average based on the most recent comparative data available.” Griffin added, “We are encouraged by the unit revenue growth we experienced during the quarter. Additional unit revenue growth is expected due in part to the capacity reductions previously announced, which will help to offset higher fuel expenses.”

Operating Expenses

Second quarter operating expenses of $3.3 billion, excluding the net non-cash impairment charge, were up $504 million, or 17.8 percent year-over-year as the result of the $637 million increase in year-over-year fuel expense.  Excluding fuel costs, the gain associated with marking-to-market out-of-period fuel hedges, and the net non-cash impairment charge, operating expenses increased by $123 million year-over-year.  For the quarter, Northwest’s mainline unit costs per available seat mile (CASM), excluding fuel and non-recurring items, increased 4.7 percent year-over-year, which was favorable to prior guidance.  The increase was primarily due to the continued impact of non-cash emergence-related items and integration expenses related to the merger with Delta.  Excluding the impact of these items, second quarter CASM excluding fuel increased 1.0 percent.

Dave Davis, Northwest’s executive vice-president and chief financial officer, said, “Our strong second quarter ex-fuel CASM performance demonstrates Northwest’s continued focus on prudent cost control.”

Fuel continues to be Northwest’s single largest cost, representing 43.7 percent of the company’s second quarter operating expenses, excluding the net non-cash impairment charge and out-of-period mark-to-market adjustments on fuel hedges. Northwest had previously hedged approximately 40 percent of its fuel exposure for the quarter and realized $43 million in value from settled fuel hedge contracts during the quarter.  As of July 21st, Northwest has hedged approximately 63 percent of its third quarter requirements, 56 percent of its fourth quarter requirements and 21 percent of its first quarter 2009 fuel requirements.

$547 Million Non-cash Accounting Charge

Northwest finalized the goodwill impairment testing that resulted in the $3.9 billion charge reflected in the first quarter of 2008.  As a result, it was determined that an additional net non-cash impairment charge of $547 million was required.

Strong Total Cash Position of $3.7 billion

Northwest ended the quarter with $3.3 billion in unrestricted cash and $424 million in restricted cash.  The restricted cash balance includes a funded tax trust of $255 million that was established in 2002.  On July 15th, Northwest closed a financing of unencumbered aircraft and engines that generated approximately $180 million in additional liquidity.  These proceeds will be reflected in our third quarter ending cash balance.

In addressing Northwest’s liquidity, Davis said, “Despite the significant year-over-year increase in fuel related expenses during the quarter, Northwest has maintained among the strongest liquidity position in the industry.  Including the value of Northwest’s funded tax trust that was established in 2002, the airline’s quarter ending liquidity was $3.5 billion, or 26.6 percent of trailing 12 months revenue.”

Northwest’s Continued Response to Extraordinary Fuel Costs

In response to the record increases in fuel-related costs, during the second quarter, Northwest announced the following initiatives:

1.               Fourth Quarter 2008 Capacity, Fleet and Personnel Reductions

•                  Capacity Reductions. Northwest will reduce its fourth quarter 2008 system mainline capacity (domestic and international) 8.5 percent - 9.5 percent versus the fourth quarter of 2007.

•                  Fleet Changes.  As a result of the reduced capacity, Northwest is removing a combination of 14 B757s and Airbus narrowbody aircraft from the fleet.  In addition, the DC9 fleet will be reduced from 94 aircraft at the start of 2008 to 61 aircraft (20 DC9-30s and 41 DC9-40s/50s) by year-end.  The airline also continues to take delivery of its 76-seat regional aircraft.  The 76-seat fleet, which will grow to 36 Embraer EMB-175s and 36 Bombardier CRJ900s by year-end, is approximately 30 percent more fuel efficient than the DC9s.

•                  Personnel Reductions.  As a result of the fuel price driven flight reductions, Northwest is reducing its frontline and management personnel by 2,500.  All Northwest employee groups will be affected.  The reductions are being achieved first through a variety of voluntary programs including early-out programs, voluntary leaves, work rule modifications and attrition. Furloughs will be employed if voluntary means fail to achieve the targeted reductions.

2.               Revenue Enhancements/Fees Expect to Generate $250 million to $300 million annually

•                  Fees for Checked Bags.  Northwest matched competitors’ plans to charge $15 for the customer’s first checked bag. The new policy applies to tickets sold on or after July 10, for travel starting August 28, throughout the United States as well as travel between the U.S. and Canada.  Northwest also charges $25 for a second checked bag and $100 for the third and subsequent additional checked bags.  Frequent flier elites are exempt from the policy, along with full-fare coach passengers.

•                  Fees for Award Tickets. Northwest also implemented a fuel-related service fee for WorldPerks® award tickets. For WorldPerks® Award tickets issued in North America on or after September 15, 2008, Northwest will charge $25 for domestic tickets, $50 for Trans-Atlantic tickets, and $100 for Trans-Pacific travel.

•                  Fees for Ticket Changes. Northwest also increased fees for ticket changes.  Starting July 9, the fee for domestic non-refundable ticket changes increased from $100 to $150.  International ticket change fees increased by an additional $50 to $150 per ticket, depending on class of service and other restrictions.

FORWARD-LOOKING STATEMENTS

Statements in this presentation that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, the ability of the company to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of the company to attract, motivate and/or retain key executives and associates, the future level of air travel demand, the company’s future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the U.S. and other regions of the world, the price and availability of jet fuel, the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about Severe Acute Respiratory Syndrome (SARS) and other influenza or contagious illnesses, labor strikes, work disruptions, labor negotiations both at other carriers and the company, difficulties in integrating the operations of the company and Delta following the merger, low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments (including conditions imposed by U.S. or foreign governments to obtain regulatory approval for the merger), foreign currency exchange rate fluctuations and inflation.  Other factors include the possibility that the merger may not close, including due to the failure to receive required stockholder or regulatory approvals, or the failure of other closing conditions.  Northwest cautions that the foregoing list of factors is not exclusive.  Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this presentation.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, Delta filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that includes a joint proxy statement of Delta and Northwest, which also constitutes a prospectus of Delta. Delta and Northwest will mail the joint proxy statement/prospectus to their stockholders. Delta and Northwest urge investors and security holders to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Delta’s website (www.delta.com) under the tab “About Delta” and then under the heading “Investor Relations” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from Northwest’s website (www.nwa.com) under the tab “About Northwest” and then under the heading “Investor Relations” and then under the item “SEC Filings and Section 16 Filings.”

Delta, Northwest and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Delta and Northwest stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Delta and Northwest stockholders in connection with the proposed merger will be set forth in the final proxy statement/prospectus when it is filed with the SEC. You can find information about Delta’s executive officers and directors in its Annual Reports on Form 10-K (including any amendments thereto), Current Reports on Form 8-K and other documents subsequently filed with the SEC, as well as in its definitive proxy statement filed with the SEC in connection with Delta’s 2008 Annual Meeting of Stockholders. You can find information about Northwest’s executive officers and directors in its Annual Reports on Form 10-K (including any amendments thereto), Current Reports on Form 8-K and other documents subsequently filed with the SEC, as well as in its definitive proxy statement to be filed with the SEC related to Northwest’s 2008 Annual Meeting of Stockholders. You can obtain free copies of these documents from Delta and Northwest using the contact information above.

Northwest Airlines is one of the world’s largest airlines with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,400 daily departures.  Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks.  Northwest and its travel partners serve more than 1,000 cities in excess of 160 countries on six continents.

###

For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.

Further details regarding the Northwest / Delta merger can be found at www.newglobalairline.com.

NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Successor (a)			Predecessor	Combined
	Three Months		Period from	Period from	Three Months
	Ended		June 1 to	April 1 to	Ended	%
	June 30,		June 30,	May 31,	June 30,	Incr
	2008		2007	2007	2007	(Decr)
OPERATING REVENUES
Passenger	$2,558		$861	$1,566	$2,427	5.4
Regional carrier revenues	512		135	229	364	40.7
Cargo	212		69	129	198	7.1
Other	294		65	127	192	53.1
Total operating revenues	3,576		1,130	2,051	3,181	12.4

OPERATING EXPENSES
Aircraft fuel and taxes (b)	1,207		270	585	855	41.2
Salaries, wages and benefits	685		205	412	617	11.0
Aircraft maintenance materials and repairs	197		64	119	183	7.7
Selling and marketing	197		65	124	189	4.2
Other rentals and landing fees	153		46	94	140	9.3
Depreciation and amortization	121		39	85	124	(2.4)
Aircraft rentals	94		31	64	95	(1.1)
Regional carrier expenses	207		60	131	191	8.4
Other unusual items (c)	548		—	—	—	n/m
Other	467		155	275	430	8.6
Total operating expenses	3,876		935	1,889	2,824	37.3

OPERATING INCOME (LOSS)	(300)		195	162	357
Operating margin	(8.4	) %	17.3%	7.9%	11.2%

OTHER INCOME (EXPENSE)
Interest expense, net	(108)		(40)	(87)	(127)
Investment income	24		17	25	42
Foreign currency gain (loss)	8		1	—	1
Other unusual items (c)	(213)		—	—	—
Other	(2)		2	(2)	—
Total other income (expense)	(291)		(20)	(64)	(84)

INCOME (LOSS) BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(591)		175	98	273

Reorganization items, net (d)	—		—	1,944	1,944

INCOME (LOSS) BEFORE INCOME TAXES	(591)		175	2,042	2,217

Income tax expense (benefit) (c) (e)	(214)		69	(1)	68

NET INCOME (LOSS)	$(377)		$106	$2,043	$2,149

Earnings (Loss) per common share: (f)
Basic	$(1.43)		$0.41	$23.37
Diluted	$(1.43)		$0.41	$16.87

Average shares used in computation:
Basic	263		262	87
Diluted	263		262	113

See accompanying consolidated notes.

NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Successor (a)			Predecessor	Combined
	Six Months		Period From	Period From	Six Months
	Ended		June 1 to	January 1 to	Ended	%
	June 30,		June 30,	May 31,	June 30,	Incr
	2008		2007	2007	2007	(Decr)
OPERATING REVENUES
Passenger	$4,797		$861	$3,768	$4,629	3.6
Regional carrier revenues	922		135	521	656	40.5
Cargo	410		69	318	387	5.9
Other	574		65	317	382	50.3
Total operating revenues	6,703		1,130	4,924	6,054	10.7

OPERATING EXPENSES
Aircraft fuel and taxes (b)	2,321		270	1,289	1,559	48.9
Salaries, wages and benefits	1,355		205	1,027	1,232	10.0
Aircraft maintenance materials and repairs	418		64	303	367	13.9
Selling and marketing	390		65	315	380	2.6
Other rentals and landing fees	291		46	235	281	3.6
Depreciation and amortization	252		39	206	245	2.9
Aircraft rentals	187		31	160	191	(2.1)
Regional carrier expenses	412		60	342	402	2.5
Other unusual items (c)	4,483		—	—	—	n/m
Other	947		155	684	839	12.9
Total operating expenses	11,056		935	4,561	5,496	101.2

OPERATING INCOME (LOSS)	(4,353)		195	363	558
Operating margin	(64.9	) %	17.3%	7.4%	9.2%

OTHER INCOME (EXPENSE)
Interest expense, net	(222)		(40)	(219)	(259)
Investment income	61		17	56	73
Foreign currency gain (loss)	—		1	—	1
Other unusual items (c)	(213)		—	—	—
Other	(3)		2	(2)	—
Total other income (expense)	(377)		(20)	(165)	(185)

INCOME (LOSS) BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(4,730)		175	198	373

Reorganization items, net (d)	—		—	1,551	1,551

INCOME (LOSS) BEFORE INCOME TAXES	(4,730)		175	1,749	1,924

Income tax expense (benefit) (c) (e)	(214)		69	(2)	67

NET INCOME (LOSS)	$(4,516)		$106	$1,751	$1,857

Earnings (Loss) per common share: (f)
Basic	$(17.19)		$0.41	$20.03
Diluted	$(17.19)		$0.41	$14.28

Average shares used in computation:
Basic	263		262	87
Diluted	263		262	113

See accompanying consolidated notes.

NORTHWEST AIRLINES CORPORATION

CONSOLIDATED NOTES

(Unaudited)

(a)

Northwest Airlines Corporation (“NWA Corp.” or the “Company”) is a holding company whose operating subsidiary is Northwest Airlines, Inc. (“Northwest”). In September 2005, NWA Corp. and Northwest, along with certain direct and indirect subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Southern District of New York. On May 31, 2007, the Company emerged from Chapter 11.

In connection with its emergence from Chapter 11, the Company adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”). References to “Successor” refer to NWA Corp. on or after June 1, 2007, after giving effect to the application of fresh-start reporting. References to “Predecessor” refer to NWA Corp. prior to June 1, 2007. Thus, the consolidated financial statements prior to June 1, 2007 reflect results based upon the historical cost basis of the Company while the post-emergence consolidated financial statements reflect the new basis of accounting incorporating the fair value adjustments made in recording the effects of fresh-start reporting. Therefore, the post-emergence periods are not comparable to the pre-emergence periods. However, for discussions on the results of operations, the Company has compared the Successor Company’s results for the three months ended June 30, 2008 to the Predecessor Company’s results for two months ended May 31, 2007 and the Successor Company’s results for one month ended June 30, 2007.

In addition to the fair value adjustments required for fresh-start reporting, the Company changed its policies pertaining to the accounting for frequent flyer obligations and breakage of passenger tickets. Additionally, on April 24, 2007, Mesaba Aviation, Inc. was acquired by the Company and became a wholly-owned consolidated subsidiary. See the table of Reconciliation of Year-over-Year Variances for further details.

(b)

During the three and six months ended June 30, 2008, the Company recorded $250 million in mark-to-market gains and $237 million in mark-to-market gains, respectively, related to fuel derivative contracts that will settle during the remainder of 2008. During the three and six months ended June 30, 2007, the Company recorded $6 million in mark-to-market losses and $22 million in mark-to-market gains, respectively, related to fuel derivative contracts that settled in subsequent periods during 2007.

(c)

During the first quarter of 2008, the Company recorded a non-cash goodwill impairment charge of $3.9 billion to reduce the book value of Northwest’s equity to its implied fair value as of the merger announcement date. This goodwill impairment charge was a preliminary estimate. During the second quarter, the Company completed Step 2 of its goodwill impairment test by measuring the fair value of its assets and liabilities in order to compute the implied fair value of its goodwill as described in SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). As a result of this analysis, the Company recorded a net non-cash charge of $547 million. Included in this net non-cash charge are $0.6 million in impairment charges related to spare engines. See the table of Reconciliation of Goodwill and Other Impairment Step 2 Adjustments for further details.

(d)

In connection with its bankruptcy proceedings and adoption of fresh-start reporting, the Company recorded largely non-cash reorganization income (expense) and, in accordance with GAAP, these items are separately classified in the Condensed Consolidated Statements of Operations.

(e)

Generally, the Company would not record a tax benefit related to a quarterly net loss unless it had a high degree of confidence that it would record a full-year profit. A tax benefit of $214 million was recorded during the second quarter of 2008 to decrease the deferred tax liability associated with the impairment of an indefinite-lived intangible asset.

(f)

Successor EPS. For the three and six months ended June 30, 2008, approximately 12 million restricted stock units and stock options to purchase shares of the Successor Company’s common stock were outstanding but excluded from the computation of diluted earnings per share because the Company reported a net loss for these periods.

For the period June 1 to June 30, 2007, approximately 13 million restricted stock units and stock options to purchase shares of the Successor Company’s common stock were outstanding but excluded from the computation of diluted earnings per share because the effect of including the shares would have been anti-dilutive.

Predecessor EPS. Predecessor basic earnings per share was computed based on the Predecessor’s weighted average shares outstanding. Dilutive earnings per share included securities related to the Company’s Series C Preferred Stock and convertible debt.

At May 31, 2007, stock options to purchase approximately 7 million shares of common stock were outstanding but excluded from the computation of diluted earnings per share because the effect of including the shares would have been anti-dilutive.

NORTHWEST AIRLINES CORPORATION

RECONCILIATION OF YEAR-OVER-YEAR VARIANCES

(Unaudited, in millions)

As a result of the adoption of fresh-start reporting, the Company’s financial statements on or after June 1, 2007 are not comparable with its pre-emergence financial statements because they are, in effect, those of a new entity. In addition to the fair value adjustments required for fresh-start reporting, the Company changed its policies pertaining to the accounting for frequent flyer obligations and breakage of passenger tickets. The effects of fresh-start reporting, the policy changes and the impact of exit-related stock compensation expense on the Company’s Condensed Consolidated Statement of Operations are itemized below in column (A).

During the first quarter of 2008, the Company recorded a non-cash goodwill impairment charge of $3.9 billion to reduce the book value of Northwest’s equity to its implied fair value as of the merger announcement date. This goodwill impairment charge was a preliminary estimate. During the second quarter, the Company completed Step 2 of its goodwill impairment test by measuring the fair value of its assets and liabilities in order to compute the implied fair value of its goodwill as described in SFAS No. 142. As a result of this analysis, the Company recorded a net non-cash charge of $547 million. Included in this net non-cash charge are $0.6 million in impairment charges related to spare engines. The impact on the Company’s year-over-year variance as a result of these charges is itemized in column (B).

On April 24, 2007, Mesaba Aviation, Inc. was acquired by the Company and became a wholly-owned consolidated subsidiary. The impact on the Company’s year-over-year variance as a result of this consolidation is itemized in column (C).

Excluding the items listed above, the comparable year-over-year operating performance variances are itemized in column (D).

	Successor		Combined			(A)	(B)	(C)	(D)
	Three Months		Three Months			Increase (Decrease) Due To:
	Ended		Ended	Total		Fresh-Start/		Mesaba		Total
	June 30,		June 30,	Incr		Exit-Related	Impairment	Net of		Incr
	2008		2007	(Decr)		Stk Comp. Exp.	Charges	Elim	Operations	(Decr)
OPERATING REVENUES
Passenger	$2,558		$2,427	$131		$(7)	$—	$—	$138	$131
Regional carrier revenues	512		364	148		4	—	—	144	148
Cargo	212		198	14		—	—	—	14	14
Other	294		192	102		16	—	—	86	102
Total operating revenues	3,576		3,181	395		13	—	—	382	395

OPERATING EXPENSES
Aircraft fuel and taxes	1,207		855	352		—	—	—	352	352
Salaries, wages and benefits	685		617	68		13	—	12	43	68
Aircraft maintenance materials and repairs	197		183	14		—	—	4	10	14
Selling and marketing	197		189	8		—	—	—	8	8
Other rentals and landing fees	153		140	13		—	—	2	11	13
Depreciation and amortization	121		124	(3)		(1)	—	1	(3)	(3)
Aircraft rentals	94		95	(1)		—	—	—	(1)	(1)
Regional carrier expenses	207		191	16		—	—	(20)	36	16
Other unusual items	548		—	548		—	548	—	—	548
Other	467		430	37		—	—	—	37	37
Total operating expenses	3,876		2,824	1,052		12	548	(1)	493	1,052

OPERATING INCOME (LOSS)	(300)		357	(657)		1	(548)	1	(111)	(657)
Operating margin	(8.4	) %	11.2%	(19.6	) pts.

RECONCILIATION OF YEAR-OVER-YEAR OPERATING EXPENSE VARIANCES
(Unaudited, in millions)

Total operating expenses	$3,876		$2,824	$1,052
Excluding:
Goodwill and other impairment Step 2 adjustments	548		—	548
Mainline fuel	1,207		855	352
Regional carrier expenses - fuel only	109		80	29
	$2,012		$1,889	$123

NORTHWEST AIRLINES CORPORATION

REPORTED NET INCOME / (LOSS) EXCLUDING NON-RECURRING ITEMS

(Unaudited, in millions)

	Successor	Combined
	Three Months Ended	Three Months Ended
	June 30, 2008	June 30, 2007

Net income / (loss)	$(377)	$2,149

Excluding unusual items:
Reorganization items, net	—	1,944
Goodwill and other impairment Step 2 adjustments	(547)	—

Net income / (loss) excluding unusual items	170	205

Excluding:
Mark-to-market on fuel derivative contracts to be settled in future periods	250	(6)

Adjusted net income / (loss)	$(80)	$211

RECONCILIATION OF GOODWILL AND OTHER IMPAIRMENT STEP 2 ADJUSTMENTS

(Unaudited, in millions)

	Successor
				Three Months Ended
				June 30, 2008
	Three Months Ended		Goodwill and Other	Excluding Goodwill
	June 30, 2008		Impairment Step 2	and Other Impairment
	(as reported)		Adjustments	Step 2 Adjustments
Operating revenues	$3,576		$—	$3,576

Operating expenses	3,876		548	3,328

Operating income (loss)	(300)		(548)	248
Operating margin	(8.4	) %		6.9%

Other income (expense)	(291)		(213)	(78)

Income (loss) before income taxes	(591)		(761)	170

Income tax expense (benefit)	(214)		(214)	—

Net income (loss)	$(377)		$(547)	$170

NORTHWEST AIRLINES CORPORATION

PASSENGER AND REGIONAL CARRIER REVENUES AND STATISTICAL RESULTS

(Unaudited)

Three Months Ended	Percent	Six Months Ended	Percent
June 30,	Change	June 30,	Change
2008	2007	2008	2007
Scheduled Service - Consolidated: (1)
Available seat miles (ASM) (millions)	24,519	23,656	3.6	47,878	46,549	2.9
Revenue passenger miles (RPM) (millions)	20,852	20,192	3.3	40,067	38,810	3.2
Passenger load factor	85.0%	85.4%	(0.4	) pts.	83.7%	83.4%	0.3	pts.
Revenue passengers (millions)	17.5	17.4	0.6	33.3	33.0	0.9

Passenger revenue per RPM (yield)	14.73	¢	13.82	¢	6.6	14.27	¢	13.62	¢	4.8
Passenger revenue per RPM (yield) excluding fresh-start	14.70	¢	13.98	¢	5.2	14.32	¢	13.70	¢	4.5

Passenger revenue per ASM (RASM)	12.52	¢	11.80	¢	6.1	11.95	¢	11.35	¢	5.3
Passenger revenue per ASM (RASM) excluding fresh-start	12.50	¢	11.94	¢	4.7	11.98	¢	11.42	¢	4.9

Fuel gallons consumed - Consolidated (millions) (1)	436	433	0.7	856	851	0.6

Scheduled Service - Mainline: (2)
Available seat miles (ASM) (millions)	21,913	21,897	0.1	43,058	43,148	(0.2)
Revenue passenger miles (RPM) (millions)	18,839	18,811	0.1	36,459	36,303	0.4
Passenger load factor	86.0%	85.9%	0.1	pts.	84.7%	84.1%	0.6	pts.
Revenue passengers (millions)	13.3	14.1	(5.7)	25.6	27.0	(5.2)

Passenger revenue per RPM (yield)	13.58	¢	12.90	¢	5.3	13.16	¢	12.75	¢	3.2
Passenger revenue per RPM (yield) excluding fresh-start	13.58	¢	13.08	¢	3.8	13.23	¢	12.84	¢	3.0

Passenger revenue per ASM (RASM)	11.67	¢	11.08	¢	5.3	11.14	¢	10.73	¢	3.8
Passenger revenue per ASM (RASM) excluding fresh-start	11.67	¢	11.24	¢	3.8	11.20	¢	10.81	¢	3.6

Fuel gallons consumed - Mainline (millions) (2)	376	390	(3.6)	743	769	(3.4)

PASSENGER AND REGIONAL CARRIER REVENUES
(Unaudited)

Domestic	Pacific	Atlantic	Mainline	Consolidated
As reported:
Second Quarter 2008
Passenger revenues (in millions)	$1,529	$576	$453	$2,558	$3,070

Increase (Decrease) from 2007:
Passenger revenues	(1.2	) %	9.7%	28.0%	5.4%	10.0%

Scheduled service ASMs (capacity)	(6.7	) %	(0.9	) %	28.1%	0.1%	3.6%
Scheduled service RPMs (traffic)	(5.9	) %	0.6%	22.0%	0.1%	3.3%
Passenger load factor	0.7	pts.	1.4	pts.	(4.2	) pts.	0.1	pts.	(0.4	) pts.
Yield	5.0%	9.1%	4.8%	5.3%	6.6%
Passenger RASM	5.9%	10.8%	(0.2	) %	5.3%	6.1%

Excluding fresh-start:
Second Quarter 2008
Passenger revenues (in millions)	$1,524	$582	$451	$2,557	$3,065

Increase (Decrease) from 2007:
Passenger revenues	(3.5	) %	10.0%	27.8%	3.9%	8.5%
Yield	2.6%	9.2%	4.8%	3.8%	5.2%
Passenger RASM	3.5%	10.9%	(0.2	) %	3.8%	4.7%

(1)          Consolidated statistics include Northwest Airlink regional carriers.

(2)          Mainline statistics exclude Northwest Airlink regional carriers, which is consistent with how the Company reports statistics to the Department of Transportation (“DOT”).

NORTHWEST AIRLINES CORPORATION

MAINLINE OPERATING STATISTICAL RESULTS (1)

(Unaudited)

	Three Months Ended				Percent	Six Months Ended				Percent
	June 30,				Change	June 30,				Change
	2008		2007			2008		2007

Total operating ASM (millions)	22,058		21,921		0.6	43,327		43,188		0.3

Passenger service operating expense per total ASM (2) (3)	12.04	¢	10.47	¢	15.0	12.14	¢	10.39	¢	16.8
Mainline fuel expense per total ASM	4.66	¢	3.42	¢	36.3	4.60	¢	3.19	¢	44.2

Mainline fuel expense per total ASM, excluding mark-to-market adjustments related to fuel derivative contracts that settle in future periods	5.56	¢	3.39	¢	64.0	5.04	¢	3.23	¢	56.0

Cargo ton miles (CTM) (millions)	459		505		(9.1)	917		962		(4.7)
Cargo revenue per ton mile	46.27	¢	39.19	¢	18.1	44.69	¢	40.24	¢	11.1

Fuel gallons consumed (millions)	376		390		(3.6)	743		769		(3.4)
Average fuel cost per gallon, excluding fuel taxes	287.80	¢	205.89	¢	39.8	283.82	¢	191.74	¢	48.0

Average fuel cost per gallon, excluding fuel taxes and mark-to-market adjustments related to fuel derivative contracts that settle in future periods	345.10	¢	203.88	¢	69.3	311.24	¢	194.44	¢	60.1

Number of operating aircraft at end of period						339		372		(8.9)
Full-time equivalent employees at end of period						29,674		29,589		0.3

(1)   Mainline statistics exclude Northwest Airlink regional carriers, which is consistent with how the Company reports statistics to the DOT.

(2)   This financial measure excludes non-passenger service expenses.  The Company believes that providing financial measures directly related to passenger service operations allows investors to evaluate and compare the Company’s core operating results to those of the industry.

(3)   Passenger service operating expense excludes the following items unrelated to passenger service operations, net of eliminations where applicable:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2008	2007	2008	2007
Goodwill and other impairment Step 2 adjustments	$548	$—	$4,483	$—
Regional carrier expenses	446	305	859	579
Freighter operations	157	154	323	288
MLT Inc.	39	50	84	105
Other	29	19	48	35

NORTHWEST AIRLINES CORPORATION

SELECTED BALANCE SHEET DATA

(Unaudited, in millions)

	Successor	Successor
	June 30,	December 31,
	2008	2007
Cash and cash equivalents	$3,216	$2,939
Unrestricted short-term investments	40	95
Restricted cash, cash equivalents and short-term investments	424	725
Total assets	20,867	24,517
Total debt and capital leases, including current maturities	7,490	7,088
Total liabilities	17,843	17,140
Total common stockholders’ equity (deficit)	3,024	7,377

THIRD QUARTER 2008 AND 2008 FULL YEAR GUIDANCE

	3Q 2008 Forecast	2008 Forecast
	(year-over-year change)	(year-over-year change)
Scheduled service ASMs (capacity)
Domestic (1)	(10)% - (11)%	(9)% - (10)%
International	9% - 10%	6% - 7%
Mainline (1)	(1.5)% - (2.5)%	(2.5)% - (3.5)%
Regional	50% - 55%	45% - 50%
Consolidated (2)	2% - 3%	0.5% - 1.5%

Passenger service operating expense per total ASM excluding fuel (1)	1.5% - 2.5%	3% - 4%

	3Q 2008 Forecast	2008 Forecast
Average fuel cost per gallon, excluding fuel taxes (1) (3)	$4.06	$3.45
Fuel gallons consumed (millions)	375	1,452

(1)    Mainline statistics exclude Northwest Airlink regional carriers, which is consistent with how the Company reports statistics to the DOT.

(2)    Consolidated statistics include Northwest Airlink regional carriers.

(3)    Average fuel cost per gallon, based on the forward fuel curve as of July 21, 2008 excluding fuel taxes and mark-to-market adjustments related to fuel derivative contracts that settle in future periods.